Notify Technology Reports Results for the Fiscal Quarter Ended June 30, 2008

NotifyLink revenue increases over 22 percent from same quarter in prior fiscal year.

SAN JOSE, Calif., Aug. 13 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC Bulletin Board: NTFY) today announced financial results for its fiscal quarter ended June 30, 2008.

Revenue from the NotifyLink(R) software product line increased 22% to $1,144,800 for the three month period ended June 30, 2008, from $937,607 during the same period last year. The gross margin remained consistent at 97.1% and 96.7% for the three month periods ending June 30, 2008 and 2007, respectively. The Company showed a net loss for the fiscal quarter ended June 30, 2008, of $83,067 or a net loss per share of $(0.01), compared to a net loss of $93,766, or a net loss per share of $(0.01), reported for the three month period ended June 30, 2007.

Sales expenses were $472,378 in the three month period ended June 30, 2008 compared to $369,618 in the same period of fiscal 2007. Research and development spending increased to $414,788 in the three month period ended June 30, 2008 compared to $328,035 in the same period of fiscal 2007. The overall increase in research and development expense is a direct result of adding engineering expenses to support additional email platforms and new wireless devices. General and administrative expenses were $310,079 in the three month period ended June 30, 2008 compared to $302,926 in the same period of fiscal 2007.

“We are excited to announce another quarter of over 20% growth from the same quarter in the prior year. Our increased R&D spending is driven by our increased investment in expanding both the email platforms and the devices we support. Our recent announcement of adding wireless synchronization support for Google Gmail and Google Calendar services and the imminent release of our iPhone solution are examples of that commitment,” said Paul DePond, President of Notify Technology. “We are looking forward to reaping the rewards of our investment in our new development programs throughout the coming year.”

About Notify Technology Corporation

Founded in 1994, Notify Technology Corporation, (OTC Bulletin Board: NTFY) is an innovative software company developing mobility products for organizations of all sizes. Notify’s wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to, statements regarding the improving performance and growth of our wireless product. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, continue to improve our existing products, release support for additional email platforms and additional devices and develop software compatible with the Apple iPhone within the fiscal year or ever, as well as other risks detailed from time to time in our periodic reports filed with the Securities and Exchange commission. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology’s future results, please see our filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management’s expectations.

Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION
CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

	Three-Month Periods		Nine-Month Periods
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Revenue:
Product revenue	$1,144,800	$937,607	$3,331,443	$2,720,694
Service revenue	--	--	--	237,991
Total revenue	1,144,800	937,607	3,331,443	2,958,685

Cost of revenue:
Product cost	2,590	5,371	11,455	13,677
Royalty payments	30,647	25,543	105,284	75,656
Total cost of revenue	33,237	30,914	116,739	89,333
Gross profit	1,111,563	906,693	3,214,705	2,869,352

Operating expenses:
Research and development	414,788	328,035	1,186,960	945,062
Sales and marketing	472,378	369,618	1,374,160	1,247,004
General and administrative	310,079	302,926	956,859	977,692
Total operating expenses	1,197,245	1,000,579	3,517,979	3,169,758

Loss from operations	(85,682)	(93,886)	(303,274)	(300,406)

Other interest(expense), net	2,615	120	6,479	2,677

Net loss	$(83,067)	$(93,766)	$(296,795)	$(297,729)

Basic net loss per share	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Basic weighted average shares outstanding	14,075,662	13,968,995	14,046,336	13,968,995

NOTIFY TECHNOLOGY CORPORATION
Condensed Balance Sheets

	June 30,	Sept. 30,
	2008	2007
	(Unaudited)	(1)
Assets:
Current assets:
Cash and cash equivalents	$971,318	$839,775
Accounts receivable, net	519,641	588,295
Other assets	28,732	51,692
Total current assets	1,519,691	1,479,762

Non-current assets
Property and equipment, net	107,502	98,983
Deposit on property and equipment	56,228	--
Total non-current assets	148,108	98,983
Total assets	$1,683,421	$1,578,745

Liabilities and shareholders’ deficit
Current liabilities:
Current portion of capital lease obligation	$4,373	$7,243
Accounts payable	21,587	31,915
Accrued payroll and related liabilities	254,183	260,216
Deferred revenue	2,480,425	2,126,518
Other accrued liabilities	180,936	143,189
Total current liabilities	2,941,504	2,569,081
Long-term capital lease obligations	11,823	15,519
Total liabilities	2,953,327	2,584,600
Shareholders’ deficit:
Common stock	14,076	13,969
Additional paid-in capital	23,387,395	23,354,759
Accumulated deficit	(24,671,377)	(24,374,583)
Total shareholders’ deficit	(1,269,906)	(1,005,855)
Total liabilities and shareholders’ deficit	$1,683,421	$1,578,745

(1) The information in this column was derived from our audited financial statements for the year ended September 30, 2007

SOURCE Notify Technology Corporation
-0- 08/13/2008
/CONTACT: Jerry Rice, Chief Financial Officer of Notify Technology Corporation, +1-408-777-7927, jerry.rice@notifycorp.com /
/Web site: http://www.notifycorp.com /
(NTFY NTFY.OB)